FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS
FIRST QUARTER 2015 FINANCIAL RESULTS

Highlights:

•	First quarter 2015 revenues of $278.8 million, up 32% year-over-year

•	First quarter 2015 EBITDA, as adjusted, of $10.5 million

•	Record client assets of approximately $127 billion, up 42% year-over-year

•	Trailing twelve month recurring revenue of 71% in independent brokerage and advisory services segment

•	Shareholders’ equity of $399 million at March 31, 2015

•	Completed acquisition of Securities Service Network, Inc. on January 2, 2015, adding approximately 450 financial advisors and approximately $13 billion in client assets

MIAMI, FL, May 8, 2015 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three months ended March 31, 2015.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Ladenburg’s first quarter revenues benefited from a substantial increase in our independent brokerage and advisory services business, partially offset by a decrease in investment banking business, resulting in adjusted EBITDA of $10.5 million. We now have record client assets of approximately $127 billion, up 42% year-over-year, and we feel positive about the outlook for our capital markets business for the coming quarters.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We have significant momentum in our independent broker-dealer business as a result of organic growth, recruiting and acquisitions, and we’ve seen growth in recurring revenues and asset management fees.  Ladenburg has a strong team in our investment banking/capital markets business and, despite a decline in equity capital raises for small and mid-cap public companies in the first quarter, we are encouraged by our pipeline of potential deals.  We remain focused on building on the success of these two complementary and profitable business lines to continue driving value for shareholders.”

First Quarter 2015

First quarter 2015 revenues were $278.8 million, a 32% increase from revenues of $211.8 million in the first quarter of 2014, in part due to the acquisitions of Highland Capital Brokerage, Inc. (“Highland”), KMS Financial Services, Inc. (“KMS”) and Securities Service Network, Inc. (“SSN”). For the trailing twelve months ended March 31, 2015, revenues were $988.3 million. Advisory fee revenue for the three months ended March 31, 2015 increased by 44% to $110.5 million from $76.9 million for the comparable period in 2014, resulting from the KMS and SSN acquisitions, strong new business development and favorable market conditions.

Net loss attributable to the Company for the first quarter of 2015 was $3.6 million, as compared to net income attributable to the Company of $4.3 million in the first quarter of 2014. Net loss available to common shareholders, after payment of preferred dividends, was $9.9 million or ($0.05) per basic and diluted common share for the first quarter of 2015, as compared to net income available to common shareholders of $1.1 million or $0.01 per basic and diluted common share in the comparable 2014 period. The first quarter 2015 results included approximately $9.9 million of non-cash charges for depreciation, amortization and compensation, $2.7 million of amortization of retention and forgivable loans, $1.4 million of interest expense, $1.7 million of income tax benefit and $0.3 million of loss on extinguishment of debt, while the first quarter 2014 results included approximately $5.8 million of non-cash charges for depreciation, amortization and compensation, $2.8 million of amortization of retention and forgivable loans, $1.9 million of interest expense, $0.6 million of income tax expense and $0.3 million of loss on extinguishment of debt.

Recurring Revenues

For the three months ended March 31, 2015, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 73% of revenues from the Company’s independent brokerage and advisory services business. Recurring revenues for this business were 71% for the trailing twelve months ended March 31, 2015.

EBITDA, as adjusted

EBITDA, as adjusted, for the first quarter of 2015 was $10.5 million, a 33% decrease from $15.7 million in the 2014 period. For the trailing twelve months ended March 31, 2015, EBITDA, as adjusted, was $55.9 million. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net (loss) income attributable to the Company as reported (see “Non-GAAP Financial Measures” below).

Stock Repurchases

During the quarter ended March 31, 2015, Ladenburg repurchased 403,841 shares of its common stock at a cost of approximately $1.6 million, representing an average price per share of $3.93. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 14,499,993 shares at a total cost of approximately $24.9 million, including purchases of 7,500,000 shares outside its stock repurchase program. Ladenburg has the authority to repurchase an additional 10,500,007 shares under its current repurchase plan.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, non-cash compensation expense, financial advisor acquisition expense and other expense, which includes loss on write-off of receivable from subtenant and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor acquisition expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income before income taxes, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact: Paul Caminiti/Emily Deissler

Sard Verbinnen & Co

212-687-8080

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business and future levels of recurring revenue. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s proposed rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014	% Change

Revenues:
Commissions	$139,419	$100,599	38.6%
Advisory fees	110,531	76,879	43.8%
Investment banking	6,607	15,999	(58.7%)
Principal transactions	424	782	(45.8%)
Interest and dividends	547	1,703	(67.9%)
Service fees and other income	21,295	15,856	34.3%

Total revenues	278,823	211,818	31.6%

Expenses:
Commissions and fees	210,962	151,739	39.0%
Compensation and benefits	34,406	27,890	23.4%
Non-cash compensation	3,260	1,927	69.2%
Brokerage, communication and clearance fees	5,425	4,407	23.1%
Rent and occupancy, net of sublease revenue	2,140	1,533	39.6%
Professional services	3,109	2,148	44.7%
Interest	1,440	1,893	(23.9%)
Depreciation and amortization	6,590	3,838	71.7%
Acquisition-related expense	108	—	*
Amortization of retention and forgivable loans	2,698	2,780	(2.9%)
Loss on extinguishment of debt	252	314	(19.7%)
Other	13,756	8,504	61.8%

Total expenses	284,146	206,973	37.3%

(Loss) income before item shown below	(5,323)	4,845	(209.9%)
Change in fair value of contingent consideration	31	12	158.3%

(Loss) income before income taxes	(5,292)	4,857	(209.0%)
Income tax (benefit) expense	(1,720)	593	(390.1)

Net (loss) income	(3,572)	4,264	(183.8%)
Net loss attributable to noncontrolling interest	(20)	(21)	(4.8%)

Net (loss) income attributable to the Company	$(3,552)	$4,285	(182.9%)
Dividends declared on preferred stock	(6,332)	(3,225)	96.3%

Net (loss) income available to common shareholders	$(9,884)	$1,060	(1032.5%)

Net (loss) income per share available to common shareholders (basic)	$(0.05)	$0.01	(1119.8%)

Net (loss) income per share available to common shareholders (diluted)	$(0.05)	$0.01	(1119.8%)

Weighted average common shares used in computation of per share data:
Basic	184,998,551	181,502,068	1.9%

Diluted	184,998,551	202,332,855	(8.6%)

TABLE 2

LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of EBITDA, as adjusted, to net (loss) income attributable to the Company as reported.

	Three Months Ended			Trailing Twelve
	March 31,			Months Ended
				March 31,
(Unaudited)
(dollars in thousands)	2015	2014	% Change	2015

Total revenues	$278,823	$211,818	31.6%	$988,258
Total expenses	284,146	206,973	37.3%	988,432
(Loss) income before income taxes	(5,292)	4,857	209.0%	(143)
Net (loss) income attributable to the	(3,552)	4,285	(182.9%)	25,596
Company

Reconciliation of EBITDA, as adjusted, to net (loss) income attributable to the Company:
EBITDA, as adjusted (1)	$10,490	$15,729	(33.3%)	$55,939
Add:
Interest income	60	53	13.2%	252
Change in fair value of contingent consideration	31	12	158.3%	31
Less:
Loss on extinguishment of debt	(252)	(314)	(19.7%)	(486)
Interest expense	(1,440)	(1,893)	(23.9%)	(6,537)
Income tax benefit (expense)	1,720	(593)	(390.1%)	25,659
Depreciation and amortization	(6,590)	(3,838)	71.7%	(21,149)
Non-cash compensation expense	(3,260)	(1,927)	69.2%	(11,874)
Acquisition-related expense	(108)	—	*	(2,450)
Amortization of retention and forgivable loans	(2,698)	(2,780)	(2.9%)	(10,959)
Financial advisor acquisition expense	(520)	(164)	217.1%	(1,845)
Other (2)	(985)	—	*	(985)

Net (loss) income attributable to the Company	$(3,552)	$4,285	(182.9%)	$25,596

* Not Meaningful

(1)	Results for the three months ended March 31, 2014 have been restated to include adjustments for financial advisor acquisition expense of $164 and amortization of forgivable loans of $992 to conform to the 2015 presentation.

(2)	Consists primarily of loss on write-off of receivable from subtenant of $855.